AMDL Announces Second Closing of Private Offering Totaling $5.3 Million to Primarily Support Sales and Marketing Growth in China

TUSTIN, Calif., June 7, 2007 — AMDL, Inc. (AMEX: ADL), developer and marketer of cancer detection & vaccine technologies and with China-based pharmaceutical manufacturing, consumer sales and clinical trail activities, announced today that it has completed a second closing of its combined Regulation D/Regulation S private unit offering of shares of common stock and warrants to purchase shares of common stock. The second closing generated gross proceeds of $1,540,875, consisted of 587,000 shares of AMDL common stock sold at $2.625 per share and three year warrants to purchase an additional 293,501 shares, which warrants are exercisable at $3.86 per share. Warrants to purchase an additional 58,700 shares were also issued to the placement agents at the same exercise price. The offering generated total gross proceeds of approximately $5,330,375, exclusive of placement agent fees and expenses of approximately $693,000. AMDL has agreed to file a registration statement to register the resale of the shares and shares issuable on exercise of the warrants issued in the offering.

Gary Dreher, CEO of AMDL said, “The funds from the second closing will be used primarily for new production lines and distribution necessary for JPI’s new products which were recently announced, as well as general operations. Jade Pharmaceutical Inc. (JPI), a wholly owned subsidiary of AMDL, engages in the development, manufacture and marketing of proprietary pharmaceutical and testing products. The new products include: Ondansetron, Lomefloxacin, Docetaxel, and Levofloxacin. We have orders for these new products which need to be filled. These products have tremendous market potential and are a part of our overall plan to increase sales and profits for the short and long term in China.”

About AMDL
AMDL, Inc., headquartered in Tustin, California, with operations in Shenzhen, Jaingxi and Jilin China through its wholly owned subsidiary Jade Pharmaceutical Inc., is an international biopharma company. AMDL together with Jade engages in the development, manufacture and marketing of proprietary pharmaceutical and testing products. More information about AMDL and its products can be obtained at www.amdl.com.

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